Exhibit 99.1

CytoSorbents Receives $1.1 Million in Non-Dilutive Funding from the New Jersey Business Tax Certificate Transfer Program

Returning $1.4 Million Received from Paycheck Protection Program

MONMOUTH JUNCTION, N.J., April 29, 2020 /PRNewswire/ — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat cytokine storm and deadly inflammation in critically-ill and cardiac surgery patients around the world, today announced that it has received $1,092,698, net of transaction costs, in non-dilutive funding as an approved participant of the Technology Business Tax Certificate Transfer Program sponsored by the New Jersey Economic Development Authority (NJEDA).

“We are extremely grateful to the NJEDA for their continued support under this program, through which we have cumulatively received more than $4.8 million in non-dilutive funding.  This year’s funding of approximately $1.1 million was the largest in our history,” stated Dr. Phillip Chan, Chief Executive Officer of CytoSorbents. “Our company and technology have been the beneficiary of approximately $30 million in non-dilutive funding from federal and state agencies through grants, contracts, and other sources.  This has helped to advance our technologies and to develop CytoSorb as a leading therapy to treat cytokine storm in life-threatening illnesses around the world.”

Dr. Chan continued, “As a result of this funding, access to public capital markets, and our current favorable financial and operating position, we have decided to return the $1.4 million Paycheck Protection Program (PPP) loan we previously received.  We applied for this loan when the program was first announced, but we believe these funds should be deployed to small businesses in greater need of support during this difficult time.”

The New Jersey Technology Business Tax Certificate Transfer Program enables approved Technology and Biotechnology Businesses with Net Operating Losses to sell their Unused Net Operating Loss Carryover (NOL) and Unused Research and Development Tax Credits (R&D Tax Credits) for at least 80% of the value of the tax benefits to a profitable corporate taxpayer in the State of New Jersey that is not an Affiliated Business. This allows Technology and Biotechnology Businesses with Net Operating Losses to turn their tax losses and credits into cash to buy equipment or facilities, or for other Allowable Expenditures. The New Jersey Economic Development Authority (NJEDA) determines eligibility, and the New Jersey Division of Taxation determines the value of the tax benefits (NOL and R&D Tax Credits).

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 58 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® has been used in more than 80,000 human treatments to date.  CytoSorb has received FDA Emergency Use Authorization in the United States for use in critically-ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances.  CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $30 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), the U.S. Army, U.S. Special Operations Command (USSOCOM), the U.S. Air Force, Air Force Material Command (USAF/AFMC) and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our ability to leverage designation of CytoSorb as a breakthrough device under the FDA’s  Breakthrough Devices Program in order to expedite the development, assessment, and regulatory review of CytoSorb, as well as the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements, particularly in light of the current coronavirus pandemic, where businesses can be impacted by rapidly changing state and federal regulations, as well as the health and availability of their workforce. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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CytoSorbents Contact:
Amy Vogel
Investor Relations
(732) 398-5394
avogel@cytosorbents.com

Investor Relations Contact:
Jeremy Feffer
LifeSci Advisors
(212) 915-2568
jeremy@lifesciadvisors.com

Public Relations Contact:
Eric Kim
Rubenstein Public Relations
(212) 805-3052
ekim@rubensteinpr.com

SOURCE CytoSorbents Corporation